Exhibit 99.01

May 19, 2005

Terrance H. Gregg

Re:                               Serving on DexCom, Inc.’s Board of Directors

Dear Terry:

Following up on our discussions, it is my pleasure to invite you to join the Board of Directors (the “Board”) of DexCom, Inc. (the “Company”).  Subject to the Board formally approving your appointment in the next few days, I’d hope to have you attend our upcoming meeting scheduled for the 24th of May as a director.

The Company’s outside directors receive cash compensation of $20,000 per year (paid quarterly), plus an additional $1,500 for attendance at each in-person meeting of the Board or any committee and $1,000 for participation in each telephonic meeting of the Board or any committee.  You will have the option to take this cash compensation in the form of fully vested shares of the Company’s common stock (at then-current fair market value), should you so elect.

In addition, upon joining the Board, a non-qualified option to purchase 25,000 shares of the Company’s common stock will be issued to you, which option will vest, subject to your continuing to serve as a director, as to 1/3rd of the shares on the first anniversary of your becoming a Board member, with the remainder vesting monthly over the next 24 months.  Each year that you serve on the Board after your first year, you will be granted an additional non-qualified option to purchase 10,000 shares of the Company’s common stock, which options will vest monthly over 36 months from the date of grant.  The exercise price for all option grants will be their fair market value (i.e., their NASDAQ National Market closing price) as of the date of grant.

Like many companies, the Company’s Board is currently divided into three classes (Class I, Class II and Class III).   The initial term of directors in Class I will expire as of the first annual meeting of stockholders that takes place following our initial public offering.  We expect that stockholder meeting to take place sometime in the second quarter of 2006.  The terms of the Class II and Class III directors will expire at each of the next two annual meetings thereafter, respectively.  Since we currently only have two directors in Class I, and three in each of Class II and Class III, our charter documents require that your Board position be in Class I.   Subject to your being recommended for re-election by the Nominating Committee in advance of the next annual meeting, we would expect that your re-election to the Board for a full three year term would be submitted to the stockholders for approval at the next annual meeting.

Enclosed for your review in connection with this invitation is a copy of the Company’s standard form of Indemnity Agreement for officers and directors and Forms 3 and 4 that will need to be signed by you and filed with the SEC (in the case of the Form 4), within 2 business days of your appointment to the Board.  We’d be happy to have our corporate counsel file the Forms 3 and 4 for you.   If you’d like their assistance, please fax back the signed forms to Fenwick & West LLP at Fax No. 650-938-5200 or email them to Fenwick & West.

Please feel free to contact me if you have any questions.

I very much look forward to having you join our Board of Directors.

Sincerely,

Donald L. Lucas

Chairman

DexCom, Inc.

Enclosures

Form of Indemnity Agreement

Form 3

Form 4